Exhibit 4.6
INDUSTRI-MATEMATIK INTERNATIONAL CORP.
TRANSFERABLE STOCK OPTION PLAN

SECTION I
PURPOSE

	The purpose of the Industri-Matematik International Corp. Transferable Stock Option Plan is to provide favorable opportunities for certain selected employees of Industri-Matematik International Corp. and its subsidiaries who are subject to Swedish income taxation to purchase transferable options to acquire shares of Industri-Matematik International Corp. Common Stock in order to attract and retain employees of exceptional skill, thereby enhancing the value of the Common Stock for the benefit of shareholders.

SECTION II
DEFINITIONS AND CONSTRUCTION

	2.1. Terms used in this Stock Option Plan shall be defined as follows:

	Board shall mean the Board of Directors of IMIC.

	Cause shall mean (a) the Company's determination that (i) the Optionee has breached any agreement between the Company and the Optionee, (ii) the Optionee has willfully acted in a manner that is materially and demonstrably detrimental to the Company, (iii) the Optionee has materially failed to perform the duties or carry out the responsibilities assigned to him, or (iv) any other reason exists that the Company considers to be cause or (b) the Optionee committed one or more acts which constitute an indictable crime under Federal, state, or local law

	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

	Committee shall mean the Compensation Committee appointed by the Board to administer the Plan which shall be composed of at least two persons.

	Common Stock shall mean the Common Stock, $.01 par value, of IMIC.

	Company shall mean Industri-Matematik International Corp. and its Subsidiaries.

	Date of Employment Termination shall mean the date on which the Optionee is no longer an employee of the Company and shall include voluntary termination, termination by the Company with or without Cause, termination by the Company on account of the Optionee's
Disability, or the date of the Optionee's death.

	Disability shall mean the inability of an Optionee, because of psychological, emotional, or physical reasons, to substantially carry out the duties performed by him for the Company for a period of time fixed by the Committee from time to time.

	Effective Date shall mean August 14, 2000.

	Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

	Exercise Period shall mean the period when an Option is exercisable.

	Exercise Price shall mean the price of a share of Common Stock payable by the Optionee on exercise of an Option.

	Fair Market Value of the Common Stock or of an Option on a specified day shall mean its Market Value on that day, but if the Common Stock or Options are not publicly traded, the Committee shall make a good faith determination of Fair Market Value of the Common Stock or of the Options.

	IMIC shall mean Industri-Matematik International Corp.

	Market Value shall mean, if the Common Stock or Options are publicly traded, the reported closing price of a share of Common Stock or of an Option on a specified day, or if there was no sale of Common Stock or Options reported on that day, then the reported closing price on the next preceding day on which there was such a
sale. 	Option shall mean a transferable stock option sold
under the Plan.

	Option Price shall mean the price payable by the Optionee to purchase the Option.

	Optionee shall mean an employee who has been sold one or more
Options.

	Plan shall mean this Industri-Matematik International Corp. Transferable Stock Option Plan.

	Retirement shall mean retirement on or after age 65 or, with the advance consent of the Committee, at an earlier age.

	Securities Act shall mean the Securities Act of 1933, as amended from time to time.

	Subsidiary shall mean a subsidiary corporation as defined in
Section 424(f) of the Code.

	Termination Date shall mean the date selected by the Committee as the last day on which an Option may be exercised.

	2.2. When used in this Plan, unless the context clearly indicates to the contrary, (a) the masculine gender shall include the feminine and neuter genders, (b) the feminine gender shall include the masculine and neuter genders, (c) the neuter gender shall include the masculine and feminine genders, (d) the singular shall include the plural, and (e) if a defined term is intended, it shall be capitalized.

SECTION III
ADMINISTRATION

	3.1. Except as otherwise provided in the Plan, and subject to the provisions of Section 3.2, the Committee shall administer the Plan and shall have full power to sell Options, construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan including the delegation of administrative responsibilities which it believes reasonable and proper.

	3.2. Subject to the provisions of the Plan and/or a specific direction from the Board, the Committee shall establish the policies and criteria pursuant to which it shall sell Options and administer the Plan and, in its discretion, shall determine which employees of the Company shall be sold Options, the number of shares covered by such Options, and the terms and conditions of the Options. If authorized by the Board, the Committee may delegate to an individual member of the Committee or an officer of the Company the discretion to determine, in accordance with guidelines established by the Board, which employees of the Company shall be sold Options, the number of shares covered by any such Options, and the terms and conditions of the Options.

	3.3. Any decision made, or action taken, by the Committee or the Board arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

SECTION IV
SHARES SUBJECT TO THE PLAN

	4.1. The total number of transferable Options which may be sold and the total number of shares of Common Stock available for and exercise of Options under the Plan shall be 500,000, subject to adjustment in accordance with Section VII. The shares may be either authorized and unissued or reacquired shares of Common
Stock. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall be available for future sale of Options and issuance of shares.

SECTION V
ELIGIBILITY

	5.1. Options may be sold to employees of the Company who are subject to Swedish income taxation or to persons who have been engaged to become employees of the Company who are subject to Swedish income taxation. If the Committee or the Board deems it appropriate to do so, the Options may be sold or otherwise transferred by IMIC to its Swedish Subsidiaries for sale or resale to Optionees by such Swedish Subsidiaries. Optionees will comprise, in general, employees who contribute or who are expected to contribute to the management, direction, and overall success of the Company.

SECTION VI
TERMS OF OPTIONS

	6.1. All Options shall be evidenced by written agreements executed by the Company and the Optionee. Such Options shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares exercisable pursuant to each Option sold, the Exercise Price, the Exercise Period and the Termination Date.

	6.2. The written agreement referred to in Section 6.1 also shall provide that (a) unless the Options or shares of Common
Stock acquired on the exercise of the Option are then currently registered under the Securities Act, if counsel to IMIC advises that the same is required, prior to execution of an Option Agreement or delivery of the shares acquired upon the exercise of the Option the Optionee shall agree to hold such Option or shares for investment only and not with a view to resale or distribution thereof to the public, and such Optionee shall deliver to IMIC a letter to that effect in a form specified by counsel to IMIC together with any additional documents specified by counsel, (b) in the event that sale of Options or issuance of shares of Common Stock on exercise of the Option is subject to laws, rules, and/or regulations of a jurisdiction other than the United States of America, the Optionee simultaneously shall comply with the requirements of counsel to IMIC to satisfy the same, (c) if an Optionee desires to sell his Options, he must notify IMIC and IMIC shall have the right to acquire it for the Market Value of the Option at the date of the notice, or if there is no Market Value, the price shall be the Optionee's acquisition cost plus interest at the prime rate in New York City in effect from time to time from the date of acquisition to the date of payment by the Company, and (d) if on his Date of Employment Termination an Optionee owns Options, the Company shall have the right to purchase all such Options for the Market Value of the Options on the Date of Employment Termination or if there is no Market Value, the price shall be the Optionee's acquisition cost plus interest at the prime rate in New York City in effect from time to time from the date of acquisition to the date of payment by the Company.

	6.3. The Exercise Price for an Option shall be the Fair Market Value of a share of Common Stock on the date the Option is sold.

	6.4. The Committee shall determine the Termination Date for each Option sold.

	6.5. An Option or portion thereof shall be exercised by delivery of a written notice of exercise to IMIC and payment of the full price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in full shares of Common Stock. Payment of the price of Common Stock purchased pursuant to an Option or portion thereof shall be made in United States dollars in cash or by check, bank draft, or money order payable to the order of IMIC, by wire transfer to an account designated by IMIC, or by such other payment method as the Committee, in its discretion, may authorize. The Committee may permit an Optionee to pay the Exercise Price by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Option on condition that such third party remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price.

	6.6. The Company, in its discretion, may require an Optionee to pay any taxes or other statutory deductions for which the Company is obligated to withhold and the Optionee is liable based upon the sale or purchase of an Option or exercise of the Option.

	6.7. Each Option shall be exercisable by the Optionee or by his transferee, including a transferee by operation of law.

	6.8. Any Optionee who was an employee of the Company at the time the Option was exercised who disposes of shares of Common
Stock acquired upon the exercise of an Option either (a) within two years after the date of the sale of the Option under which the Common Stock was acquired or (b) within one year after the transfer of such shares to the Optionee, shall notify IMIC of such disposition and of the amount realized upon such disposition.

SECTION VII
ADJUSTMENTS

	7.1. If (a) IMIC shall at any time be involved in a transaction to which Section 424(a) of the Code is applicable, (b) IMIC shall declare a dividend payable in, or shall subdivide or combine, its Common Stock, or (c) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options, the Committee may take any such action as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section IV shall be increased or decreased, as the case may be, proportionately. The judgment of the Committee with respect to any matter referred to in this Section VII shall be conclusive and binding upon each Optionee.

SECTION VIII
AMENDMENT AND TERMINATION OF PLAN

	8.1. The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate, provided that no such amendment shall be made which would, without approval of the shareholders of IMIC:

	8.1.a. Materially modify the eligibility requirements for purchasing Options;

	8.1.b. Increase the total number of shares of Common Stock which may be issued pursuant to the exercise of Options, except as provided in Section VII; or

	8.1.c. Materially increase the benefits available under the Plan.

	8.2. No amendment, suspension, or termination of this Plan, without the Optionee's consent, shall alter or impair any of the rights or obligations under any Option theretofore sold to an Optionee under the Plan.

SECTION IX
GOVERNMENT AND OTHER REGULATIONS

	9.1. The obligation of IMIC to sell Options and to issue, or transfer and deliver, shares when Options are exercised under the Plan shall be subject to all applicable laws, regulations, rules, orders, and approvals which shall then be in effect and required by governmental entities and/or any national securities exchange on which Common Stock may be traded or listed.

SECTION X
MISCELLANEOUS PROVISIONS

	10.1. The right of the Company to terminate (whether by dismissal, discharge, retirement, or otherwise) the Optionee's employment at any time at will or as otherwise provided by any agreement between the Company and the Optionee is specifically reserved. No holder of an Option shall have any of the rights of a shareholder with respect to the shares subject to each Option except to the extent that, and until, such shares shall have been issued upon the exercise of each Option.

	10.2. All expenses of administering the Plan shall be borne by IMIC.

	10.3. Payments received from Optionees upon the sale and exercise of Options shall be used for the general corporate purposes of IMIC.

	10.4. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by IMIC against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option sold under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by IMIC) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or bad faith, provided that upon the institution of any such action, suit, or proceeding, a Committee or Board member, in writing, shall give
IMIC notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such member's own behalf.

SECTION XI
SHAREHOLDER APPROVAL AND EFFECTIVE DATE

	11.1. The Plan shall become effective upon adoption by the Board. However, if the Plan is disapproved within one year after the Plan is adopted by the Board by the vote at a meeting of the shareholders of IMIC at which a quorum is present by the holders of a majority of the shares voting at that meeting, the Plan shall terminate at the time of that meeting of shareholders or, if no such meeting is held, after the passage of one year from the date the Plan was adopted by the Board, and all Options shall be reacquired by the Company at the Fair Market Value as at such date. Options may not be sold under the Plan after the day before the 10th anniversary of adoption by the Board.